Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Callaway Golf Company, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 17th day of March, 2021.

PEP TG INVESTMENTS LP
By: PEP TG Investments GP LLC, its General Partner

/s/ Michael Dominguez
Name: Michael Dominguez
Title: Authorized Signatory

PEP TG INVESTMENTS GP LLC

/s/ Michael Dominguez
Name:	Michael Dominguez
Title:	Authorized Signatory

MICHAEL DOMINGUEZ

/s/ Michael Dominguez
Name:	Michael Dominguez